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                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                                       OF

                   GENWORTH LIFE AND ANNUITY INSURANCE COMPANY

                                       I.

   The name of the Corporation is Genworth Life and Annuity Insurance Company.

                                       II.

       The purpose for which the Corporation is formed is to transact the business of insurance (including, without limitation, authority to make all and every insurance appertaining thereto or connected therewith; to cause itself to be reinsured; to grant endowments; to grant, purchase, or dispose of annuities, and to contract for reversionary payments) and any or all other lawful businesses not required to be specifically stated in these Articles for which corporations may be incorporated under the Virginia Stock Corporation Act ("VSCA"), as amended from time to time.

                                      III.

        The Corporation shall have authority to issue two classes of capital stock: 50,000 shares of Capital Stock, par value $1,000 per share ("Capital Stock") and 200,000 shares of preferred stock, par value $1,000 per share (Preferred Stock").

                                 Preferred Stock

        The Board of Directors is authorized at any time and from time to time, subject to the limitations prescribed by law and the provisions of this Article III, to provide for the issuance of shares of Preferred Stock in one or more series with such voting powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions as shall be expressed in the resolutions establishing such series and providing for the

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issuance of such series adopted by the Board of Directors including, without limiting the generality of the foregoing, the following:

        1.      the designation and number of shares of such series;

        2. the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation of such dividends to dividends payable on any other class, classes or series of capital stock of the Corporation, and whether such dividends shall be cumulative or noncumulative;

        3. whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption;

        4. the terms and amount of any sinking or similar fund provided for the purchase or redemption of the shares of such series;

        5. whether the shares of such series shall be convertible into or exchangeable for shares of capital stock or other securities of the Corporation or of any other corporation, and, if provision be made for conversion or exchange, the times, prices, rates , adjustments and other terms and conditions of such conversion or exchange;

        6. the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directors or any other matter;

        7. the restrictions and conditions, if any, upon the issue or reissue of any additional Preferred Stock ranking on a parity with or prior to such shares as to dividends or upon dissolution;

        8. the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation, which rights may be different in the case of voluntary dissolution than the case of involuntary dissolution; and

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        9.      any other relative rights, preferences or limitations of shares of such series consistent with these Amended and Restated Articles of Incorporation, as hereinafter amended from time to time, and applicable law.

        The powers, preferences and relative participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any series issued at different times may differ as to the dates from which dividends shall be cumulative. The terms of any series of Preferred Stock may be amended without consent of the holders of any other series of Preferred Stock or of the Capital Stock, provided such amendment does not adversely affect the holders of such other series of Preferred Stock or of the Capital Stock.

        Shares of any series of Preferred Stock which have been issued and reacquired in any manner, including shares redeemed by purchase (whether through the operation of a retirement or sinking fund or otherwise), will have the status of authorized and unissued Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified into and reissued as a part of a new series.

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                     Designation of Series A Preferred Stock

        The Corporation shall have authority to issue shares of Preferred Stock of the following series:

        1. Designation and Amount. The shares of this series shall be designated as "Series A Preferred Stock" (the "Series A Preferred Stock"), par value $1,000 per share, and the number of shares constituting such series shall be ONE HUNDRED TWENTY THOUSAND (120,000), which number may be increased or decreased by the Board of Directors without a vote of stockholders, provided, however, that such number may not be decreased below the number of the then currently issued and outstanding shares of Series A Preferred Stock.

        2. Dividend Rights. (a) The holders of shares of Series A Preferred Stock, in preference to the holders of shares of the Capital Stock of the Corporation and of any other capital stock of the Corporation ranking junior to the Series A Preferred Stock as to payment of dividends (the Capital Stock and any such other stock referred to jointly as "Junior Stock"), shall be entitled to receive, when and as declared by the Board of Directors out of the unreserved and unrestricted earned surplus of the Corporation, cumulative cash dividends at the annual rate of 8.0% of the par value of $1,000 per share of the Series A Preferred Stock, and no more, in equal semi-annual payments (rounded down to the nearest cent) on the last business day of May and November in each year (each, a "Semi-annual Dividend Payment Date"), commencing on the first Semi-annual Dividend Payment Date following the date of original issue of the Series A Preferred Stock; provided, that the dividend payable on the first Semi-annual Dividend Payment Date shall be paid as if the Series A Preferred Stock had been outstanding for the full period, regardless of the date such Series A Preferred Stock was issued. The record date for the determination of holders of

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shares of Series A Preferred Stock entitled to receive payment of a dividend declared thereon shall be the close of business on the respective Semi-annual Dividend Payment Date.

        (b) Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. Dividends on the Series A Preferred Stock shall be cumulative and shall accrue from the date of issue. Unless full dividends on the Series A Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart: (i) no dividend (other than a dividend payable in Junior Stock) shall be paid or declared, and no distribution shall be made on any Junior Stock of the Company; (ii) no shares of Junior Stock, Preferred Stock or Parity Stock (as hereinafter defined) shall be repurchased or redeemed or acquired by the Corporation; and (iii) no monies shall be paid to or set aside or made available for a sinking fund for the repurchase or redemption of any such Junior Stock, Preferred Stock or Parity Stock.

        3. Redemption. (a) The Corporation, at its option, and with prior regulatory approval, if required, may redeem shares of Series A Preferred Stock, in whole or in part, at any time or from time to time, out of funds of the Corporation legally available for the redemption of stock, at a price of $1,000 per share, plus an amount per share equal to all accrued and unpaid dividends to the date fixed for redemption (the "redemption price"). The Corporation's election to redeem shares of Series A Preferred Stock shall be expressed by resolution of the Board of Directors. Any such redemption shall be made upon not less than 30 nor more than 60 days' notice prior to the redemption date, given as hereinafter provided.

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        (b)     If less than all outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected pro rata or by lot, in such manner as may be prescribed by resolution of the Board or Directors.

        (c) Notice of any redemption of shares of Series A Preferred Stock shall be mailed not less than 30 nor more than 60 days prior to such redemption date, addressed to the respective holders of record of shares of Series A Preferred Stock to be redeemed at their last known addresses as shown by the Corporation's records. A defect in the mailing of such notice or the failure of any holder to receive such notice shall not be a condition of such redemption.

        (d) After giving notice and prior to or on the redemption date, the Corporation shall deposit money for the payment of the redemption price with any bank or trust company doing business in Richmond, Virginia, having a capital and surplus of at least $10,000,000. From and after the date specified for redemption, unless default shall be made by the Corporation in depositing money for the payment of the redemption price, all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price (but without interest), shall cease. Any interest allowed on moneys so deposited shall be paid to the Corporation.

        4. Reacquired Shares. Any shares of Series A Preferred Stock redeemed, purchased or otherwise acquired by the Corporation shall become authorized but unissued shares of Preferred Stock, par value $1,000 per share, of the Corporation and may be reissued as Series A Preferred Stock, or as part of another series of Preferred Stock of the Company.

        5. Liquidation, Dissolution or Winding Up. (a) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of Junior Stock, unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received

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$1,000 per share, plus an amount per share equal to all accrued but unpaid dividends to the date of such payment or (ii) to the holders of Preferred Stock ranking pari passu with the Series A Preferred Stock ("Parity Stock"), except distributions made ratably on the Series A Preferred Stock and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distribution to which holders of the Series A Preferred Stock are entitled, such holders shall have no right or claim to any of the remaining assets of the Corporation.

        (b) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons, nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 5.

        6. Voting Rights. The holders of shares of Series A Preferred Stock shall have no voting rights except as from time to time required by law and their consent shall not be required for the taking of any corporate action.

        6. Fully paid. Non-assessable; Preemptive Rights. Each share of Series A Preferred Stock, when issued, will be fully paid and non-assessable. The holders of Series A Preferred Stock will have no preemptive rights to subscribe for additional securities which may be issued by the Company.

        7.      Definitions. For the purposes of this Article:

                "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

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                                Preemptive Rights

No holder of shares of any class of the Corporation shall have any preemptive or preferential right to purchase or subscribe to (i) any shares of any class of the Corporation, whether now or hereafter authorized; (ii) any warrants, rights, or options to purchase any such shares; or (iii) any securities or obligations convertible into or exchangeable for any such shares or warrants, rights, or options to purchase any such shares.

                                       IV.

        The number of Directors constituting the Board of Directors shall be designated in the Corporation's Bylaws.

                                       V.

        A.      In this Article:

                "applicant" means the person seeking indemnification pursuant to this Article;

                "expenses" includes counsel fees;

                "liability" means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding;

                "party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding; and

                "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

        B. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction,

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occurrence or course of conduct, whether prior or subsequent to the effective date of this Article, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

        C. The Corporation shall indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he or she is or was a director or officer of the Corporation, or (ii) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him or her in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation's request if his or her duties to the Corporation also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify any director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

        D. No amendment or repeal of this Article shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly pay or reimburse all reasonable expenses, including attorneys' fees, incurred by any

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such director, officer, employee or agent in connection with such actions and determinations or proceedings of any kind arising therefrom.

        E. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section (B) or (C) of this Article.

        F. Any indemnification under Section (C) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section (C).

                The determination shall be made:

                (1) By the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

                (2) If a quorum cannot be obtained under subsection (1) of this Section, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

                (3)     By special legal counsel

                        (a) Selected by the Board of Directors or its committee in the manner prescribed in subsection (1) or (2) of this Section; or

                        (b) If a quorum of the Board of Directors cannot be obtained under subsection (1) of this Section and a committee cannot be designated under subsection (2) of this Section, selected by majority vote of the full Board of Directors, in which selection directors who are parties may participate; or

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                (4)     By the shareholders, but shares owned by or voted under
the control of directors who are at the time parties to the proceeding may not be voted on the determination.

        Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection
(3) of this Section (F) to select counsel.

        Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

        G.      (1)     The Corporation shall pay for or reimburse the
reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section (C) if the applicant furnishes the Corporation:

                        (a) a written statement of his or her good faith belief that he or she has met the standard of conduct described in Section (C); and

                        (b) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct.

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                (2)     The undertaking required by paragraph (b) of subsection
(1) of this Section shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

                (3) Authorizations of payments under this section shall be made by the persons specified in Section (F).

        H. The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in Section (B) or
(C) of this Article who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section (C). The provisions of Sections (D) through (G) of this Article shall be applicable to any indemnification provided hereafter pursuant to this S ection
(H).

        I. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him or her in any such capacity or arising from his or her status as such, whether or not the Corporation would have power to indemnify him or her against such liability under the provisions of this Article.

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        J.      Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article or applicable laws of the Commonwealth of Virginia.

        K. Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

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